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                                  EXHIBIT 12

                     STATEMENT RE:  COMPUTATION OF RATIOS
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                            FORT BEND HOLDING CORP.
                      RATIO OF EARNINGS TO FIXED CHARGES
                         (In Thousands except ratios)

                                                                     Year Ended March 31,
                                                  --------------------------------------------------------
                                                    1997       1996        1995        1994        1993
                                                 ---------   ---------   ---------   ---------   ---------
                                                                    (Dollars in Thousands)

Excluding Interest on depostis:
Income before income tax and cumulative
effect of account change ......................  $   1,138   $   2,600   $   2,741   $   2,436   $   1,383

Fixed charges:
  Interest on borrowings ......................      1,372         730         362          34          --

  Estimated interest component of rentals .....         67           9           9          10          10
                                                 ---------   ---------   ---------   ---------   ---------
      Total fixed charges .....................      1,439         739         371          44          10

Earnings before income tax, cumulative
effect of accounting change, and fixed
charges .......................................  $   2,577   $   3,339   $   3,112   $   2,480   $   1,393
                                                 =========   =========   =========   =========   =========
Ratio of earnings to fixed charges ............       1.79        4.52        8.39       56.36      139.30
                                                 =========   =========   =========   =========   =========
Including interest on deposits:
Income before income tax and cumulative
effect of accounting change ...................  $   1,138   $   2,600   $   2,741   $   2,436   $   1,383

Fixed Charges:
  Interest on deposits ........................     10,026       9,294       7,346       7,575       9,304
  Interest on borrowings ......................      1,372         730         362          34          --
  Estimated interest components of rentals ....         67           9           9          10          10
                                                 ---------   ---------   ---------   ---------   ---------
      Total fixed charges .....................     11,465      10,033       7,717       7,619       9,314
                                                 ---------   ---------   ---------   ---------   ---------
Earnings before income tax, cumulative
effect of accounting change, and fixed
charges .......................................  $  12,603   $  12,633   $  10,458   $  10,055   $  10,697
                                                 =========   =========   =========   =========   =========
Ratio of earnings to fixed charges ............       1.10        1.26        1.36        1.32        1.15
                                                 =========   =========   =========   =========   =========
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